Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180488

Supplement dated April 27, 2015

to Term Sheet dated March 26, 2015,

product supplement EQUITY INDICES ARN-1 dated February 24, 2015,

Series L MTN prospectus supplement dated February 24, 2015 and prospectus dated February 24, 2015 (together, the “Note Prospectus”)

Bank of America Corporation

Medium-Term Notes, Series L

Accelerated Return Notes®

Linked to the S&P 500® Index, due March 31, 2017

(the “notes”)

This document supplements the Note Prospectus in connection with any secondary market transactions in the notes by Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the notes was defined in the final term sheet dated March 26, 2015 (the “Final Term Sheet”). The Starting Value was defined as the lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period on which a Market Disruption Event has not occurred. The closing level of the Market Measure on March 26, 2015, the first day of the Starting Value Determination Period, was 2,056.15.

The Starting Value Determination Period expired on April 27, 2015. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period on which a Market Disruption Event did not occur was 2,056.15, which was the closing level of the Market Measure on March 26, 2015.

Therefore, the Starting Value for the notes is 2,056.15.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” on page TS-7 of the Final Term Sheet and beginning on page PS-6 of product supplement EQUITY INDICES ARN-1, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Term Sheet dated March 26, 2015:

http://www.sec.gov/Archives/edgar/data/70858/000119312515111379/d899482d424b2.htm

•	Product supplement EQUITY INDICES ARN-1 dated February 24, 2015:

http://www.sec.gov/Archives/edgar/data/70858/000119312515060575/d877987d424b5.htm

•	Series L MTN prospectus supplement dated February 24, 2015 and prospectus dated February 24, 2015:

http://www.sec.gov/Archives/edgar/data/70858/000119312515060103/d875567d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 70858. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Bank of America Corporation.